TKJ Inc.

  This document contains information, which is confidential and proprietary to
                                    TKJ lnc.

                         TKJ Inc. / Cyberlux Corporation
                                Supply Agreement

                          "Cyberlux Home Safety Light"

                                  Version 1.01
                                 August 28, 2001








    /s/ Jerry Johnson                            10/29/01
-------------------------                        --------
Author of Current Version                          Date


/1/



     TKJ                      Confidential   Cyberlux Home Safety Light

1.Scope................................................... 4

2. Program Development Schedule........................... 4

3. Description............................................ 4

     3.1. Major Components of the System.................. 4

     3.2. Appearance...................................... 4

     3.3. Operating Temperatures...........................4

     3.4. Performance Validation.......................... 4

     3.5. Tooling, Approvals.............................. 5

          3.5.1. Tooling Defined.......................... 5

          3.5.2. Tooling Costs............................ 5

     3.6. Application Testing. ........................... 5

4. Prototype Tooling and Prototype Production Expenses.... 5

5. Manufacturing Supply................................... 6

     5.1. Exclusivity..................................... 6

          5.1.1. Failure to perform....................... 6

          5.1.2. Ongoing Product Quality Problems......... 6

     5.2. TKJ Inc. Contribution........................... 6

6. Features............................................... 6

     6.1. Light Features.................................. 6

7. Warranty............................................... 7

     7.1.  Terms.......................................... 7

     7.2. Remedy.......................................... 7

     7.3. Standards....................................... 7

     7.4. Disclaimer...................................... 7

8. Forecast............................................... 7

     8.1. Increases....................................... 7

     8.2. Obsolescence.................................... 7

     8.3. Excess Inventory................................ 8

9. Unit Pricing........................................... 8

     9.1. Good Faith Estimate............................. 8

     9.2. Volume Price Tiers.............................. 8

10. Orders................................................ 8



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TKJ                           Confidential   Cyberlux Home Safety Light

     10.1. Blanket  P0................................... 8

     10.2. Freight....................................... 8

     10.3. Payment Terms................................. 9

11. Force Majeure........................................ 9

12. Cancellation......................................... 9

13. Duration of the Agreement............................ 9

14. Agreement............................................ 9







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TKJ                            Confidential       Cyberlux Home Safafy Light

Scope

TKJ Inc. (632 Anthony Trail, Northbrook, IL.) wishes to design and manufacture, and Cyberlux Corporation (50 Orange Road, Pinehurst, N.C. 28370) wishes to purchase from TKJ Inc., Electronic LED lighting products as described herein. Separate documents, as agreed to by both parties, shall be incorporated into this agreement and shall stand as the functional design, appearance, and performance specifications for the System.

2.   Program Development Schedule

The final Program Development phase shall commence upon execution of this agreement with elapsed time until availability of systems for mass production purposes within 8 weeks. Working Prototype Systems manufactured with production capable tools to be available within 6 weeks of Program Funding by Cyberlux. TKJ Inc has developed, tested, and revised multiple iterations of example designs prior to execution of this agreement. Other project management and development support activities have been funded by TKJ Inc and been supported by TKJ Inc personnel up until the execution of this agreement. These activities include coordination of fabrication of sample devices, material selection, vendor negotiations, manufacturing coordination, system cost estimating, and production launch planning.

3.   Description

3.1. Major Components of the System

Primary components of the System include:

 Electronic Assembly of PCB with control components and LED devices.

 Battery Holder with wiring harness.

 Unit Housing.

 Reflector and Lens assembly.

 Packaging and Batteries.

3.2. Appearance

Appearance requirements as agreed to between TKJ Inc, Cyberlux Corporation, Robrady Design, Controls Inc, and SCCS. Preliminary appearance requirements attached as Appendix "A". These requirements to be specifically related to the appearance goals for the PCB and LED assembly (LED height, cleanliness, alignment).

3.3. Operating Temperature

The Operating Temperature range for the completed product "home safety light" to be between 0 degrees Celsius and 45 degrees Celsius.

3.4. Performance Validation

TKJ Inc. shall provide functional samples of the system hardware to Cyberlux Corporation prior to final release of documents to production. Several functional sample systems will be available for testing during the development process. Cyberlux Corp. agrees to perform a system validation process to certify that all features agreed to in the functional specification operate as desired prior to final release by TKJ Inc.







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TKJ                            Confidential       Cyberlux Home Safety Light

3.5. Tooling Approvals

TKJ Inc. shall provide electronic copies of design files / rapid prototype models / or machined representative models of system components prior to tooling release to Cyberlux Corp. Cyberlux agrees to review the electronic data or other physical models for suitability for use prior to TKJ Inc. release of tooling to the suppliers.

3.5.1.    Tooling Defined

"Tooling" includes hard tools to fabricate component parts for any system component and/or manufacturing & test fixtures. Specifically included in tooling are the following: PCB substrate, multiple array tool to produce PCB, pierce & blank die for PCB fabrication, films required to produce PCB foil pattern image, development tools, manufacturing fixtures for process flow and final assembly, model specific factory test equipment, and software for test.

3.5.2.    Tooling Costs

The total project tooling cost is estimated at $8,800 to cover expenses for all tooling defined in section 3.5.1. Some of these expenses are included in section 4 as non-recurring expenses ($4,300), though only capable of supporting limited volume. The balance of the tooling expenses ($4,500) will be required to prepare for full volume production. Completion of dedicated ICT (in circuit test) equipment for 100% in-process testing could increase costs above those estimated here, any expenses for ICT equipment above the cost specified here to be negotiated and agreed upon between the parties.

3.6. Application Testing

TKJ Inc. has provided control samples for application testing purposes to Cyberlux Corporation. TKJ Inc has also been conducting application testing at our facilities in Northbrook for approximately 12 weeks. Information derived from the combined test results and comments from both Cyberlux and TKJ Inc shall be used to accomplish final design revisions prior to the release of the design for production. Cyberlux Corporation agrees to due diligence in application testing the products for suitability for intended use. This application testing may include use in actual final environment by end users or "field test" participants prior to any high volume production run.

4.   Prototype Tooling and Prototype Production Expenses

Cyberlux Corporation agrees to pay TKJ Inc. the sum of $15,000 US Dollars to offset the cost of model specific tooling, process fixtures, minimum purchase quantities for components, line setup costs, and miscellaneous expenses in order to produce 200 sample units of the PCB assembly for the described system. Any comment inventory that remains after completion of said 200 piece prototype build shall be held for use on the production launch of the product. The value of these components shall be deducted from the cost of the production units until the inventory is exhausted. Payment schedule is as follows:

     $15,000                       upon execution of this agreement





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Breakdown of the expenses is as follows:
$4,300    Non-recurring expenses - fixtures, tools

$3,000    Factory costs, setup, labor, OH

$3,700    Model Specific material

$4,000    Engineering Support - Project Mgmt

5.   Manufacturing / Supply

     5.1. Exclusivity

     TKJ Inc. shall retain the exclusive right to manufacture and supply the electronic subassemblies for the subject Cyberlux home safety light for the life of the design. -his exclusive right to supply the electronic subassemblies may only be waived under one or both of the following conditions:

          5.1.1.    Failure to perform

          TKJ Inc is unable to deliver product within 30 days of the scheduled delivery date for three consecutive months. The conditions set forth under section 8 of this agreement for forecast and increase requirements must first be met by Cyberlux before it can be determined that a delivery has been missed. Failure to perform does not apply as a result of a Force Majeure event as defined under section 11 of this agreement.

          5.1.2.    Ongoing Product Quality problems

          TKJ Inc is unable to resolve ongoing product quality issues that are a result of design, materials, or manufacturing processes as these relate specifically to the electronic PCB subassembly. Ongoing shall be defined as 3 consecutive months without measurable improvement relative to the specific quality issue.

     5.2. TKJ Inc. Contribution

     TKJ Inc, in return for these exclusive manufacturing rights, has developed these products to their present status, has contributed engineering support, design Testing, material sourcing, and component part price negotiating. Furthermore, TKJ Inc shall continue to provide ongoing engineering support, material substitution support, DFM and DFT coordination, and ongoing productivity idea generation and implementation to help Cyberlux Corporation remain competitive in the marketplace. Material sourcing, manufacturing, and test of the PCB assemblies shall take place at the facilities of Controls Inc, headquartered at: One Technology Way, Logansport IN, 46947.

6.   Features

     6.1. Light Features

      Portable or fixed

      LED lighting

      3 lamp intensities

      1 switch toggles through off/low/med/high/off






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TKJ                            Confidential       Cyberlux Home Safety Light

      8 AA battery operated

      Estimated maximum continuous use time of 40 hours

      Field (user) replaceable batteries

7.   Warranty

     7.1. Terms

     TKJ Inc- warrants assemblies to be free from defects in materials or workmanship for a period of 90 days in service or 130 days from the date of manufacture, whichever comes first. This warranty applies when used in compliance with the agreed to operating parameters. Damage due to misuse, physical shock, over-voltage, tampering, or improper final assembly are not covered.

     7.2. Remedy

     Cyberlux Corporation's remedy for non-conforming product shall be limited to the repair or replacement (at TKJ's option) of the non-conforming product. Reasonable charges for freight costs to transport non-conforming product from Cyberlux Corp. facilities to TKJ Inc. for repair or replacement shall be borne by TKJ Inc.

     7.3. Standards

     System components to be manufactured in compliance with industry accepted standards. Workmanship on the devices shall meet ANSI l IPC A-610 Acceptability of Electronic Assemblies.

     7.4. Disclaimer

     Except as expressly stated above, TKJ Inc. disclaims all warranties, whether express or implied, oral or written, with respect to the subject devices. TKJ Inc. shall in no event be liable for any loss of sales or profits, or for any other special, indirect, incidental, punitive, exemplary, or consequential damages arising out of or in connection with the manufacture or performance of the devices.

8.   Forecast

Cyberlux Corporation agrees to supply TKJ Inc, with a rolling 16-week forecast of expected unit volume for electronic assemblies.

     8.1. Increases

     Increases in quantities in excess of 15 percent ( 15%) above the forecasted requirements must be made with12 weeks notice to allow for material pull-in time and production planning.

     8.2. Obsolescence

     Costs for obsolescence of components purchased by TKJ Inc. on behalf of Cyberlux Corporation, which are a result of TKJ Inc. ordering components in compliance with 16 week lead times, and result in obsolescence because of a change or cancellation on the part of Cyberlux Corporation shall be borne by Cyberlux Corporation. (Take or pay)





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TKJ                            Confidential       Cyberlux Home Safety Light

     8.3. Excess Inventory

     Excess inventory that results from cancellation of orders or design revision by Cyberlux Corporation without sufficient notice given to TKJ Inc. (16 weeks for commodity components - volume discount quantity orders for specialized components) shall be reimbursed to TKJ Inc. by Cyberlux Corporation at TKJ's purchase cost.

9.   Unit Pricing
     The unit pricing for the controls shall be per the following schedule. Any adjustments to individual unit pricing based upon increase in annual quantities shall be based upon the TKJ Inc. fiscal year (calendar year). Adjustments to unit pricing will become effective upon the shipment following the price change.

     9.1. Good Faith Estimate
     The following table represents the good faith estimate for minimum annual purchase quantities of the home safety light.

     Fiscal Year 2001    60,000 units

     Fiscal Year 2002    1,000,000 units

     Fiscal Year 2003    2,000,000 units

     9.2. Volume Price Tiers
     The following table specifies the unit pricing based upon annual usage. This unit pricing is for the PCB assembly only; this assembly includes the electronics, LED indicator lamps, and PCB substrate. Units are 100% assembled, soldered, and tested. Units to be built, tested, packaged, and shipped in a multiple-array configuration. Cyberlux or their assignee shall separate the individual assembly from the array at the time of final unit assembly.

     Pricing:  60,000 units   $8.30 each

          500,000 units  $8.01 each

          1,000,000 units . . $7.78 each

          2,000,000 units     $7.38 each

     The unit prices are contingent upon LED prices from Nichia and Yen/Dollar valuation. Nichia has agreed in writing to LED prices of $0.66 each declining to $0.52 each based upon the LED use volumes forecasted.

10.  Orders

     10:1. Blanket PO

     Cyberlux Corporation or their assignee shall issue blanket Purchase Orders on an annual basis that reflect the expected annual use of assemblies, releases against these blanket PO instruments shall reflect a forecast for 16 weeks usage with 4 weeks firm.

     10-2. Freight

     Pricing for controls is FOB the TKJ selected manufacturing facility.






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TKJ                            Confidential       Cyberlux Home Safety Light

     10.3. Payment Terms
     Invoice payment terms (for production) to be net 30 days.

11. Force Majeure

Neither party shall be deemed liable, or be deemed in breach of its obligations under this agreement, for any delay in performance or failure to perform as the result of an act of governmental authority, war, riot, fire, explosion, hurricane, flood, strike, lockout, or injunction; inability to obtain fuel, power, raw materials, labor, or transportation; accident, breakage of machinery or apparatus; or any other cause beyond its reasonable control which prevents the manufacture, delivery, or acceptance of the product, or any component thereof (Force Majeure) provided that the affected party (a) promptly notifies the other party of the Force Majeure event (b) uses reasonable diligence and efforts to remedy the situation if reasonably able to be remedied by that party
(c) continues performance of its obligations to the extent that the Force Majeure event permits, and (d) resumes performance of its obligations delayed by the Force Majeure events as soon as possible. This requirement that any Force Majeure be remedied with all reasonable dispatch will not require the settlement of strikes or labor controversies by acceding the demands of the opposing parties.

12. Cancellation

In the event of the cancellation of this project by Cyberlux Corporation, TKJ Inc. shall be reimbursed by Cyberlux Corporation any reasonable expenses that are in excess of the payments made as outlined in section 4 of this agreement. Examples of possible unrecovered expenses include tooling expense, administrative costs, development expenses, program management expenses, prototype material, and sample devices. These expenses which are borne by TKJ Inc and which are intended to be recovered over time manufacturing product

13. Duration of the Agreement

This agreement to remain in effect between TKJ Inc. and Cyberlux Corporation for a period of four (4) years from the date of execution of the agreement by both of the parties; or for a period of three (3) years of production at the good faith estimate detailed in section 9.1.

14. Agreement

Agreed to between the parties this  29th  day of October 2001.
                                    ----         -------

TKJ Inc.                         Cyberlux Corporation
-------                          --------------------

By: /s/ Thomas S. Johnson        By: /s/ Donald F. Evans
   ----------------------           ----------------------
Name  Thomas S. Johnson          Name  Donald F. Evans
Title    President               Title      President











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